Exhibit 99.1

INTEL THIRD-QUARTER BUSINESS WITHIN EXPECTATIONS

SANTA CLARA, Calif., Sept. 5, 2002 -- Intel Corporation today provided a planned update to the company's Business Outlook for the third quarter, which ends Sept. 28.

     Intel expects revenue for the third quarter to be slightly below the midpoint of the previous range of $6.3 billion to $6.9 billion, and within a narrower range of $6.3 billion to $6.7 billion. Microprocessor unit sales are trending toward the lower end of the normal seasonal pattern. The company's flash business is in line with expectations, while demand for other communications products remains soft. All other expectations are unchanged.

     Intel's third-quarter 2002 Business Outlook was originally published in the company's second-quarter 2002 earnings release, available on the Intel Investor Relations Web site at www.intc.com.

     This Business Update and the July 16 Business Outlook are forward-looking and involve a number of risks and uncertainties. The gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs, use of capacity, and timing of factory ramps. Expenses, particularly certain marketing and compensation expenses, vary depending on revenues and profits. The expectations regarding gains or losses from equity securities and interest and other assume no unanticipated events and vary depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and mark-to-market of derivative instruments.

     Other factors could also cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenues and gross margin, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer order patterns. Intel does business outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt logistics, security and communications, and could also result in reduced demand for Intel's products. Revenue and gross margin are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products. Future revenues are also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as sustaining and growing new businesses and integrating and operating any acquired businesses. Gross margin could also be affected by the execution of the manufacturing ramp, excess manufacturing capacity, excess or obsolete inventory and variations in inventory valuation, as well as adverse effects associated with product errata (deviations from published specifications). Results could also be affected by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended June 29, 2002.

*Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.